Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-128101 and Form S-8 No. 333-134784) of Holly Energy Partners, L.P. and in the related Prospectus of our reports dated February 22, 2007, with respect to the consolidated financial statements of Holly Energy Partners, L.P., Holly Energy Partners, L.P. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Holly Energy Partners, L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP
Dallas, Texas February 22, 2007